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                                                                    EXHIBIT 4(i)
                            RAMSAY HEALTH CARE, INC.
                       1993 EMPLOYEE STOCK PURCHASE PLAN



                 1. Purpose. The purpose of the Ramsay Health Care, Inc. 1993 Employee Stock Purchase Plan is to enable and encourage employees of the Company and its Subsidiaries to acquire the Company's stock through payroll deductions to enable them to share in the economic prosperity of the Company.

                 2.       Definitions.

                          2.1  "Board of Directors" shall mean the Board of
Directors of the Company.

                          2.2  "Code" shall mean the Internal Revenue Code of
1986, as amended.

                          2.3  "Committee" shall mean the Compensation and
Conflict of Interest Committee of the Board of Directors.

                          2.4  "Common Stock" shall mean shares of the
Company's common stock, $.01 par value.

                          2.5  "Company" shall mean Ramsay Health Care, Inc., a
Delaware corporation.

                          2.6  "Compensation" shall mean the amount received by
an Employee from the Company or a Subsidiary as salary, wages or other direct remuneration for services rendered, but excluding (a) overtime pay, (b) bonuses, (c) sick pay and (d) contributions by the Company or any Subsidiary to any employee benefit plan of the Company or any Subsidiary.

                          2.7  "Eligible Employees" shall mean only those
persons who on an Offering Date (a) are Employees and (b) who are not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary.

                          2.8  "Employees" shall mean all persons employed by
the Company or any Subsidiary, within the meaning of Section 423(b)(1) of the Code, excluding persons (a) employed less than 6 months, or (b) whose customary employment is 20 hours or less per





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calendar week or for not more than five months per calendar year, or (c) who serve on the Committee.

                          2.9  "Exercise Date" shall mean the final day of each
Offering Period.

                          2.10  "Fair Market Value" shall mean the last sale
price regular way on the date of reference, or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, the last sale price reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on such date, or the last sale price in the over-the-counter Market reported in NASDAQ on such date, whichever is applicable, or if there are no such prices reported on NASDAQ on such date, as furnished to the Committee by any New York Stock Exchange member selected from time to time by the Committee for such purpose. If the Common Stock is not traded in the over-the-counter market, the Fair Market Value shall be determined by the Committee in accordance with the regulations promulgated under Section 2031 of the Code, or by any other appropriate method selected by the Committee.

                          2.11  "Initial Offering Period" shall mean the period
commencing on January 1, 1994 and ending on June 30, 1994.

                          2.12  "Normal Offering Period" shall mean the periods
commencing January 2 and July 1 of each Plan Year and ending, respectively, on June 30 and December 31 of the same Plan Year. The first Normal Offering Period shall commence on the first business day following the end of the Initial Offering Period.

                          2.13  "Offering" shall mean the offering of shares of
Common Stock to Participants pursuant to the Plan that occurs on each Offering Date.

                          2.14  "Offering Date" shall mean the first day of
each Offering Period.

                          2.15  "Parent" shall mean any parent corporation of
the Company within the meaning of Section 425(e) of the Code.

                          2.16  "Participant" shall mean an Eligible Employee
who elects to participate in the Plan and gives notice to the Company of such election in accordance with Section 5 hereof.

                          2.17  "Plan" shall mean the Ramsay Health Care, Inc.
1993 Employee Stock Purchase Plan as set forth herein.





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                          2.18  "Plan Year" shall mean the period commencing
with the first day of the Initial Offering Period and ending on the next December 31 and, thereafter, each succeeding calendar period commencing with the first day of the year that the Plan is in effect.

                          2.19  "Purchase Price" shall mean the cost of Common
Stock acquired pursuant to the Plan as determined under Section 9 hereof.

                          2.20  "Rules" shall mean the rules for administering
the Plan adopted pursuant to Section 19 hereof.

                          2.21  "Stock Purchase Account" shall mean the record
of payments made by a Participant in accordance with Section 6 hereof which is required to be maintained in accordance with Section 7 hereof.

                          2.22  "Subsidiary" shall mean any subsidiary
corporation of the Company within the meaning of Section 425(f) of the Code.

                 3. Shares Offered Pursuant to the Plan. The number of shares of Common Stock which may be offered under the Plan shall not exceed 100,000, subject to adjustment in accordance with Section 21 hereof. Such shares may be authorized but unissued shares, previously issued shares reacquired by the Company, or any combination thereof.

                 4. Shares Purchased By Participants. Each Participant on an Offering Date shall be entitled to purchase from the Company, in the manner and on the terms herein provided, whole shares of Common Stock at the Purchase Price set forth in Section 9 hereof with amounts withheld or paid pursuant to Section 6 hereof during the Offering Period commencing on such Offering Date and ending on the next succeeding Exercise Date. Anything herein to the contrary notwithstanding, if any person entitled to purchase shares pursuant to any Offering hereunder would be deemed for purposes of Section 423(b)(3) of the Code to own stock (including any number of shares which such person would be entitled to purchase hereunder and under any other such plan maintained by the Company or any Subsidiary) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock of the Company which such person is so deemed to own (excluding any number of shares which such person would be entitled to purchase hereunder), is one less than such 5%.

                 5. Participation in the Plan. Any Eligible Employee may become a Participant in the Plan by notifying the Company in writing of his intention to participate prior to the Offering Date on which an Offering commences. Such notice shall be in the





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form prescribed by the Rules and shall be delivered by hand or mailed, postage prepaid, to the Secretary of the Committee, or his designee.

                 6.       Method of Payment For Shares.

                          6.1  Payment for shares of Common Stock purchased
hereunder shall be made by authorized payroll deductions from a Participant's Compensation pursuant to this Section 6.

                          6.2  In his written notice to the Company pursuant to
Section 5 hereof, a Participant shall authorize a deduction from the payment of his Compensation during each Offering Period of any full dollar amount, provided, however, that the minimum deduction shall be $5 per week or $20 per month, as appropriate, and the maximum deduction shall be 5% of any payment of Compensation. The maximum deduction from a Participant's Compensation during any twelve month period shall be $5,000. A Participant may not change the amount of his deductions during an Offering Period, but may change the amount to be deducted for any subsequent Offering by filing notice thereof prior to the Offering Date on which such subsequent Offering commences in the manner provided in Section 5 hereof.

                 7. Stock Purchase Accounts. A Stock Purchase Account shall be established and maintained in the name of each Participant. Amounts deducted from a Participant's Compensation pursuant to Section 6 hereof shall be credited to his Stock Purchase Account.

                 8. Interest. No interest shall accrue or be payable to any Participant with respect to any amounts credited to his Stock Purchase Account.

                 9. Purchase Price. The Purchase Price per share of the shares of Common Stock sold to Participants hereunder for any Offering shall be the lesser of 85% of the Fair Market Value per share of Common Stock on the (i) Offering Date or (ii) the Exercise Date.

                 10. Purchase of Shares. If as of any Exercise Date there is credited to the Stock Purchase Account of a Participant an amount at least equal to the Purchase Price of one share of Common Stock, as determined in
Section 9 hereof, for the Offering which expires on such Exercise Date, the Participant shall purchase from the Company at such Purchase Price the largest number of whole shares of Common Stock which can be purchased with the amount credited to his Stock Purchase Account. Anything herein to the contrary notwithstanding, a Participant may not purchase more than 500 shares of Common Stock in any Offering Period.





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                 11.      Expiration of Offering.  As of each Exercise Date the
amount credited to the Stock Purchase Account of each Participant in the Offering which expires on such Exercise Date shall be charged with the aggregate Purchase Price of the shares of Common Stock purchased by the Participant on such Exercise Date. The remaining balance credited to his Stock Purchase Account shall be refunded to each Participant who files notice of his election for refund prior to such Exercise Date in the manner provided in
Section 23 hereof. If no such notice is filed by a Participant and he has not withdrawn from the Plan in accordance with Section 13 hereof, any remaining balance credited to his Stock Purchase Account shall be credited to his Stock Purchase Account for the next succeeding Offering hereunder.

                 12.      Issuance of Shares; Stock Certificate.

                          12.1  The shares of Common Stock purchased by a
Participant on an Exercise Date shall, for all purposes, be deemed to have been sold at the close of business on such Exercise Date. Prior to that time, the Participant shall have none of the rights or privileges of a stockholder of the Company with respect to such shares.

                          12.2  As soon as practicable after such Exercise
Date, the Company shall issue and deliver a certificate for the number of shares of Common Stock purchased by a Participant on such Exercise Date, which certificate shall be registered either in the Participant's name or jointly in the names of the Participant and his spouse, with the right of survivorship, as the Participant shall designate in his notice to the Company pursuant to
Section 23 hereof. The Participant may change such designation at any time by filing notice of the change in accordance with Section 23 hereof.

                 13. Voluntary Withdrawal From the Plan. A Participant may withdraw from the Plan at any time by filing notice of withdrawal. Upon a Participant's withdrawal, the entire amount credited to his Stock Purchase Account shall be refunded to him. Any Participant who withdraws from the Plan may again become a Participant hereunder by filing a notice in accordance with
Section 5 hereof.

                 14. Involuntary Withdrawal From the Plan. If a Participant ceases to be an Employee by reason of clauses (a), (b) or (c) of
Section 2.8 hereof, the entire credit balance in his Stock Purchase Account as of the effective date on which he so ceased to be an Employee shall be used to purchase shares of Common Stock pursuant to Sections 9 and 10 hereof as of the next Exercise Date and any remaining balance credited to his Stock Purchase Account shall be refunded to him.

                 15. Termination of Employment. If a Participant ceases to be an Employee other than by reason of clauses (a), (b) or (c) of Section
2.8 hereof, the entire credit balance





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in his Stock Purchase Account shall be refunded to him.  If a Participant dies, the entire credit balance in his Stock Purchase Account shall be paid over to his estate.

                 16. Procedure if Insufficient Shares Available. In the event that on any Exercise Date the aggregate funds available for the purchase of shares of Common Stock pursuant to Section 9 hereof would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant on such Exercise Date in order to eliminate such excess, the Plan shall automatically terminate immediately after such Exercise Date and any remaining balance credited to the Stock Purchase Account of a Participant shall be refunded to such Participant.

                 17. Limitation on Right to Purchase. Anything herein to the contrary notwithstanding, if at any time when any person is entitled to complete the purchase of any shares pursuant to the Plan, taking into account such person's rights, if any, to purchase stock under all other stock purchase plans of the Company or any Subsidiary, the result would be that during the then current calendar year such person would have first become entitled to purchase under the Plan and all such other plans a number of shares of stock which would exceed the maximum number of shares permitted by the provisions of
Section 423(b)(8) of the Code, then the number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced by the number which is one more than the number of shares which represents the excess.

                 18. Rights Not Transferable. Rights to purchase shares under the Plan are exercisable only by the Participant during his lifetime and are not transferable. If a Participant attempts to transfer his rights to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 13 hereof shall apply with respect to such Participant.

                 19. Administration of the Plan. Subject to the general control of, and superseding action by, the Board of Directors, the Committee shall have full power to administer the Plan. The Committee shall adopt Rules not inconsistent with the provisions of the Plan for its administration, including the form of all notices required hereunder. The Committee's interpretation and construction of the Plan and Rules shall, subject as aforesaid, be final and conclusive.

                 20. Amendment of the Plan. The Board of Directors may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the stockholders, no amendment may (i) change the number of shares reserved under the Plan other than as provided in Section 21 hereof, (ii) reduce the Purchase Price per share as determined under Section 9 hereof, or (iii) permit any person who is not an Employee to participate in the Plan.





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                 21.      Recapitalization and Corporate Reorganization.

                          21.1  The aggregate number of shares of Common Stock
reserved for purchase under the Plan as provided in Section 3 hereof, the maximum number of shares which a Participant may purchase in any Offering as provided in Section 10 hereof, and the Purchase Price per share as provided in
Section 9 hereof shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company.

                          21.2  Subject to any required action by the
stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company, but a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or the resulting corporation, shall cause the Plan and any Offering hereunder to terminate and the entire amount credited to the Stock Purchase Account of each Participant thereunder shall be paid to such Participant.

                 22. Expiration and Termination of the Plan. The Plan shall continue in effect through December 31, 2003 unless terminated prior thereto pursuant to Section 21 hereof, provided that the Board of Directors shall have the right to terminate the Plan at any time. In the event of the expiration of the Plan or its termination pursuant to Section 21 hereof, the entire amount credited to the Stock Purchase Account of each Participant hereunder shall be refunded to the Participant.

                 23. Notice. Any notice which a Participant files pursuant to the Plan shall be in the appropriate form prescribed by the Rules or, if no provision is made in such Rules for the particular kind of notice in question, such notice shall be in writing and shall be delivered by hand or mailed, postage prepaid, to the Secretary of the Committee, or his designee.

                 24. Repurchase of Stock. The Company shall not be required to repurchase from any Participant shares of Common Stock which he acquires under the Plan.

                 25. Alternate Contribution Methods. Anything herein to the contrary notwithstanding, in the event authorized payroll deductions from Employees' Compensation are not permitted by reason of the provisions of local law applicable to the Company or any Subsidiary, the Committee shall adopt an appropriate alternative method pursuant to which affected Employees may make payment for shares of Common Stock purchased hereunder which would otherwise have been made pursuant to Section 6 hereof. Payments made hereunder shall be deemed to have been made pursuant to Section 6 hereof.